EXHIBIT 10.15

                           EXCLUSIVE CABLE DEVELOPMENT

                                       AND

                         PROGRAMMING SERVICES AGREEMENT
                         ------------------------------



     THIS EXCLUSIVE CABLE DEVELOPMENT & PROGRAMMING SERVICES AGREEMENT (the "Agreement"), is made and entered into as of the day of May, 1999, by and between SUNCOAST HOME AUTOMATION, INC., a Florida corporation, its successors and assigns ("SUNCOAST"), having its principal office at 3000 Gulf to Bay Blvd., Suite 312, Clearwater, Florida 33759, and SUNTERRA COMMUNICATIONS CORPORATION, a ______________ corporation (the "COMPANY"), having its principal office at
___________________________________ , Florida _________________.


                                    RECITALS
                                    --------

     A. SUNCOAST in the business of providing cable television services.

     B. COMPANY, which is a wholly owned subsidiary of Sunterra Corporation ("Sunterra"), is in the business of providing telecommunications services, including but not limited to cable TV, to certain resorts which are owned and operated by Sunterra.

     C. COMPANY desires to grant SUNCOAST the exclusive right to provide construction, maintenance, and programming Services (as defined herein) at the Three (3) resorts listed on the attached Exhibit "A" (hereinafter each resort shall be referred to as the "Resort" and all Resorts collectively shall be referred to as the "Project") and SUNCOAST has agreed to such services subject to the terms of this Agreement.

     NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00), the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties herein covenant and agree as follows:

                                    Agreement
                                    ---------

     1. Recitals: The Recitals stated above are true and correct and are incorporated herein by reference.

     2. Installation of Cable System: Upon execution of this Agreement SUNCOAST agrees to install a "Cable System" (as defined below) at each Resort in the Project, utilizing existing cabling, dishes, and/or electronics existing at each Resort, in a timely manner subject to the following:

          2.1 For purposes of this Agreement, the term "Cable System" shall be defined as Thirty (30) basic cable TV channels with a distribution system capable of One gigahertz Two way interaction. Cable System does include converters but does not include head-end computer equipment to make the system interact. The term "Equipment" shall be defined as satellite dishes, head-end equipment, distribution equipment, and any other equipment utilized by SUNCOAST to distribute programming to each Resort.

          2.2 The COMPANY agrees as follows:

               (a) COMPANY shall be required to provide SUNCOAST with reasonable space at each Resort for the installation of the Equipment, including indoor space of approximately 10 feet by 10 feet for the electronic equipment and outdoor space of approximately 30 feet by 30 feet for the satellite dish(s).

               (b) COMPANY shall provide SUNCOAST with such information, including maps, working drawings and other records, as are reasonably necessary to assist in the installation of the Cable System.

               (c) During the installation of the Cable System, the COMPANY shall provide SUNCOAST employees and agents handling the installation with reasonable lodging facilities at no charge at a mutually agreeable time.

               (d) COMPANY shall provide to SUNCOAST, its successors and assigns, a right of ingress, egress and right of-way, across, through, in, on, and across exterior boundaries or any part of each Resort in the Project as required by SUNCOAST for the installation and maintenance of the Cable System and the Equipment. These rights shall last for the term of this Agreement and shall survive termination of this Agreement for a period not to exceed Ninety
(90) days, to enable SUNCOAST to remove its Equipment, as applicable.

               (e) SUNCOAST and COMPANY will cooperate in obtaining all governmental licenses and/or permits for the installation of the Cable System and buildings or towers for the Equipment.

          2.3 SUNCOAST agrees as follows:

               (a) SUNCOAST will be responsible, at SUNCOAST's expense, for purchasing and installing the necessary Equipment in order to complete the Cable System at each Resort in the Project. (b) Following installation, SUNCOAST will provide COMPANY with an "as built" print of the Cable System for each Resort and a list of the Equipment installed.

          2.4 Installation of the Cable System at each Resort will begin following written notice to commence from the COMPANY and SUNCOAST will use its best effort to complete each Project within Ninety (90) days thereafter.

          2.5 During the entire term of this Agreement, including any renewals, the COMPANY agrees that any modifications to the Cable System, including the expansion of programming Services, shall be performed or supervised by SUNCOAST in order to insure quality and consistency of the Cable System.

     3. Ownership of Equipment: During the Initial Term of this Agreement, COMPANY and SUNCOAST agree that the Equipment is and shall remain the personal property of SUNCOAST and that none of the Equipment is or will become a fixture. At the expiration of the Initial Term (as defined herein) of this Agreement, this Agreement shall act as the transfer of SUNCOAST's right, title and interest in the Equipment to the COMPANY.

     4. Maintenance of Cable System: During the term of this Agreement, including any renewals, the parties agree as follows:

          4.1 During the first Twelve (12) months immediately following the Programming Commencement Date, SUNCOAST agrees to preform all maintenance on the Cable System and Equipment at SUNCOAST's sole expense. Thereafter, SUNCOAST shall be compensated by the COMPANY at the rate of $47.00 per hour per person, including travel time, plus reasonable travel expenses and lodging for such Cable System maintenance. To the extent possible, SUNCOAST will make every effort to utilized local technicians to perform these tasks in order to minimize travel and lodging costs.

          4.2 SUNCOAST will provide and pay for all replacement parts unless such parts are necessitated by reason of the gross negligence of the COMPANY, its employees, servants, agents, guests, or invitees, in which case, the COMPANY shall be responsible for such replacement parts.

     5. Programming Services and Fees: Upon completion of the Cable System at each Resort, the COMPANY shall and does hereby grant to SUNCOAST the exclusive right, privilege, and license to provide Services (as defined below) to each Resort in the Project and the individual units therein during the term of this Agreement, including any extensions, upon the following terms:

          5.1 Services. Upon substantial completion of the Cable System at each Resort (hereinafter referred to as the "Programming Commencement Date"), SUNCOAST will provide to each Resort, pursuant to FCC rules in effect or hereinafter modified, governing the resale of satellite and off-air television transmissions, except as indicated otherwise, the following:

               (a) Thirty (30) basic cable TV channels ("Cable Services") as listed on the attached Exhibit "B". COMPANY may change the Cable Services upon Thirty (30) days prior written notice. There will be no charge for the first such change; however, future changes for the same Cable Services will require a Fifty ($50.00) Dollar fee per change. SUNCOAST reserves the right, at its discretion, to provide ad insertions on the Cable Services, and to delete, add or substitute portions of the basic programming described in Exhibit "B", but agrees to use its best efforts to maintain continuity of this programming or the equivalent thereof. Programming shall be subject to COMPANY approval which shall not be unreasonably withheld or delayed.

               (b) Tiered programming packages ("Tiered Packages") which will consist of a group of channels in each separate package and will be provided to COMPANY Resort guests on an individual basis at the guest's discretion and billed on a weekly basis using the COMPANY's billing system.

               (c) The Cable System shall include Two (2) additional channels which will be reserved for use by SUNCOAST during the entire term of this Agreement. These Two (2) channels may be used by SUNCOAST for programming which is not competitive with COMPANY programming and shall not contain adult channels and will not be billed to the Resort guests or the COMPANY. Programming shall be subject to COMPANY approval which shall not be unreasonably withheld or delayed.

               (d) As used in this Agreement, the term "Services" shall be defined to include Cable Services and Tiered Packages.

          5.2 Programming Fees. Beginning on the Programming Commencement Date, the COMPANY shall pay SUNCOAST the following fees for Services at each Resort (the "Programming Fees"):

               (a) From the Programming Commencement Date at each Resort and continuing for a term of Seven (7) years (the "Initial Programming Term"), the COMPANY shall pay SUNCOAST the following Programming Fees for the Services:

                    (i) For Cable Services, the sum of $21.53 per Unit (as defined herein) per month; and

                    (ii) For Tiered Packages, the COMPANY shall pay SUNCOAST Eighty (80%) percent of the gross billing price for each separate Tiered Package which is ordered by a Resort Guest. The pricing and content of each Tiered Packages will determined by SUNCOAST.

               (b) Following the end of the Initial Programming Term and continuing throughout the remaining term of this Agreement, the COMPANY shall pay SUNCOAST the same Programming Fees as indicated in 5(a) above except for Cable Services which shall be reduced to $8.26 per Unit per month, plus any increases per Paragraph 5.2(c) below.

               (c) In addition to the Programming Fees price change as stated above, the Programming Fees for Cable Services may be increased at any time during the entire term of this Agreement in the event Cable Service programming costs provided to SUNCOAST by suppliers are increased. Such Programming Fees increase(s) will be limited to the increase charged SUNCOAST by its programming supplier. The COMPANY shall, within Thirty (30) days from notice by SUNCOAST of a Programming Fees increase, have the option of requesting cancellation or replacement of the specific service for which the rate increase applies by submitting written notification to SUNCOAST. Failure of COMPANY notifying SUNCOAST within the allotted time shall act as COMPANY's acceptance of the Programming Fees increase.

          5.3 Cable Service Units. Three (3) days immediately prior to the Programming Commencement Date, the COMPANY shall send written notice to SUNCOAST reporting the total number of units which are wired for Cable Service distribution in each Resort (the "Units"). All lock-out units will be considered as One (1) Unit for Cable Services. During the term of this Agreement, the COMPANY shall submit to SUNCOAST all change(s) in the number of Units at least Sixty (60) days prior to the activation of such additional Unit(s). SUNCOAST will accept facsimile with signature for such reporting purposes. Thereafter, the Programming Service Fees for Cable Services will be modified by the increased number of Units as of the activation date. COMPANY shall make available to SUNCOAST, at COMPANY's office during regular business hours, once each calendar year, on Five (5) days advance notice, its books and records regarding the number of Units for SUNCOAST's inspection and/or audit. COMPANY and SUNCOAST agree that under reporting of Units applicable to Services supplied herein shall constitute a material breach of this Agreement. Should any audit determine that such under Unit reporting has occurred, SUNCOAST, at its option, may cancel this Agreement and accelerate all monthly payments remaining due hereunder. COMPANY further agrees to indemnify SUNCOAST for auditing fees and expenses, and penalties or damages assessed SUNCOAST by SUNCOAST's programming suppliers as a result of such under Unit reporting.

          5.4 Billing & Payment for Programming Services. Each month during the term of Programming Services, SUNCOAST shall bill the COMPANY for each Resort for Cable Services in advance for each month and for Tiered Services and Pay Per View in arrears for the immediately preceding month. Payment for all Services shall be due by the Tenth (10th) day of the month for which the billing applies, time being of the essence, and interest at the rate of 1.5% percent per month (18% per annum) will be added for late receipt of any payment. A service charge of Twenty-five ($25.00) Dollars will be assessed for any returned check, and a cashier's check will be required as future payment until credit has been re-established as determined by SUNCOAST. COMPANY shall pay SUNCOAST a late payment charge of Two (2%) percent for each and every payment(s) which is outstanding for a period of more than Twenty-five (25) days. Should COMPANY fail to make payment within Forty-five (45) days from the required billing due date, or fail to comply with applicable Federal, State, or Local Law governing the purchase of the Services, SUNCOAST may at its discretion terminate such Services. Upon such default by COMPANY, SUNCOAST shall be entitled to accelerate all monthly payments remaining due under this Agreement which will then be immediately due and payable.

          5.5 Programming Services Term.

               (a) Initial Programming Services Term. The initial Programming Services Term ("Initial Term") shall begin on the Programming Commencement Date for each Resort and shall continue thereafter for a period of Seven (7) years.

               (b) Renewal of Program Servicing Term. COMPANY shall have the option, but not the obligation, to renew the Programming Services Term for each Resort for an additional Five (5) year term ("Renewal Term") by providing written notice to SUNCOAST at least Ninety (90) days prior to the expiration of the Initial Term of each Resort that it will exercise such option to renew. The terms of this Agreement shall govern during any Renewal Term except as agreed upon in writing by the parties.

               (c) Notwithstanding the above, SUNCOAST may cancel this Agreement due to the occurrence of adverse circumstances that are beyond SUNCOAST's reasonable control, including, but not limited to, microwave interference or the institution of any governmental law, rule or regulation making it unreasonable for SUNCOAST to maintain the Services as agreed to.

          5.6 Compliance. Except as stated otherwise herein, SUNCOAST will be responsible for providing equipment and maintenance necessary for adequate reception for distribution of signal throughout the Agreement term. COMPANY shall not allow interference with the Equipment or the master antenna television system ("MATV") or allow the connection of any device to the Equipment or MATV which causes interference. COMPANY shall cooperate in preventing theft of the Services by third parties including residents.

          5.7 Program Advertising. COMPANY and SUNCOAST will jointly publish information about the Services available to Resort guests with the costs of such advertising divided as mutually agreeable between the parties.

     6. Insurance: During the Initial Term of this Agreement, SUNCOAST shall, at its sole cost and expense, carry insurance covering all of the Equipment involved in this Agreement, or any amendments thereto, against any loss by theft, fire or other hazard or perils ordinarily included under a standard extended coverage endorsement. Further, during the Initial Term, SUNCOAST shall, at its sole cost and expense, carry insurance against liability for death or personal injury in an amount not less than a combined single limit of $500,000 for each occurrence and a $500,000 aggregate regarding the Cable System and Equipment. Said insurance shall name COMPANY as an additional insured and COMPANY shall be provided with a copy of said insurance upon request. SUNCOAST, in no event, shall be liable for any uninsured damages or for the consequences of acts and events beyond its reasonable control concerning the Cable System or Equipment. These acts and events include, but are not limited to: a) acts of God or acts of the government of the United States: b) fires, floods, explosions, wind, storms, hurricanes, lightning or other catastrophes; c) civil riot or disturbances; d) acts of persons other than SUNCOAST and SUNCOAST's agents.

     7. Representations and Warranties of COMPANY: As a material inducement to SUNCOAST to enter into this Agreement, without which inducement COMPANY acknowledges SUNCOAST would not enter into this Agreement, COMPANY represents and warrants to SUNCOAST as follows:

          7.1 That the COMPANY has full power and authority to make, enter into, deliver and perform pursuant to this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

          7.2 That the COMPANY is a corporation, duly established, validly existing in good standing under the laws of the State of Florida.

          7.3 That this Agreement and all exhibits are valid, binding and enforceable against the COMPANY in accordance with their respective terms and provisions.

          7.4 Other than this Agreement, COMPANY has not entered into, and shall not enter into, any other oral or written lease, license, contract or agreement regarding cable television service within the Project during the term of this Agreement.

          7.5 There is no outstanding license, contract, agreement, document, lease, notice, or any other instrument which in any way regulates or restricts the exclusive full right, power and authority of COMPANY to enter into and perform this Agreement. There is no restriction, covenant, zoning or other matter which would prohibit the installation, maintenance and operation of the contemplated cable television system within the Project.

     8. Indemnification: COMPANY and SUNCOAST each hereby agrees to indemnify and hold harmless the other party from any and all expenses, losses, damages or costs or every kind, character and nature whatsoever (including, without limitation, attorneys fees and expenses) which such party may suffer or incur based upon or arising out of the inaccuracy or breach of any of the representations and/or warranties contained herein or the acts or omissions of the indemnifying parties.

     9. Notice: All notices, requests, demands and other communications required or permitted to be given hereunder shall he in writing and shall be deemed to have been duly given if delivered personally or sent by a recognized overnight carrier or mailed by certified mail, return receipt requested, with postage prepaid, at the address set forth below:

SUNCOAST:           3000 Gulf to Bay Blvd., Suite 312
                    Clearwater, FL 33759
                    Attention:  Mr. Kent P. Spears

COMPANY:
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                    -----------------------------------

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     10. Right to Cure: COMPANY shall not be in default of any non-monetary provision of this Agreement and SUNCOAST shall not pursue any remedy provided hereunder or permitted by applicable law unless SUNCOAST gives written notice to COMPANY specifically identifying the provision or provisions of this Agreement which COMPANY has failed to perform and COMPANY fails to cure such failure within Five (5) days of receipt of such notice, or, if such failure to perform is of the nature that it cannot be cured within Five (5) days, the COMPANY fails to commence cure of such failure to perform within Five (5) days of receipt of such notice and proceed diligently and continuously to complete curing such failure to perform.

     11. COMPANY Termination: SUNCOAST agrees that the COMPANY shall have the right at any time to terminate this Agreement, without prejudice to any other legal rights to which the COMPANY may be entitled, upon occurrence of any one or more of the following events:

          11.1 A material default by SUNCOAST in performance of any of the material provisions of this Agreement subject to the COMPANY providing prior written notice to SUNCOAST specifically identifying the provision or provisions of this Agreement which SUNCOAST has materially defaulted and SUNCOAST failing to cure such material default within Five (5) days of receipt of such notice, or, if such material default is of the nature that it cannot be cured within Five (5) days, SUNCOAST failing to commence cure of such material default within Five (5) days of receipt of such notice and proceeding diligently and continuously to complete curing of such material default; or

          11.2 SUNCOAST making an assignment for the benefit of creditors; or

          11.3 The appointment of a trustee, receiver or similar officer of any court for a substantial part of the property of SUNCOAST, whether with or without its consent; or

          11.4 The institution of bankruptcy, composition, reorganization, insolvency or liquidation proceedings by or against SUNCOAST without such proceedings being vacated, stayed, or dismissed within Sixty (60) days from the date of the institution thereof.

     12. Confidentiality in Favor of SUNCOAST: COMPANY acknowledges that the concept including provisions, terms, and conditions as contained in this Agreement (the "Concept") is proprietary to SUNCOAST and has been developed by SUNCOAST at great expense, and over lengthy periods of time, is secret and confidential and is unique and constitutes the exclusive property of SUNCOAST and that any use of the Concept by COMPANY other than for the benefit of SUNCOAST would be wrongful and would cause irreparable injury to SUNCOAST. Accordingly, except as required by law, COMPANY agrees that it shall not, either during or subsequent to the termination of this Agreement, use, reveal, report, publish, copy, transcribe, transfer or otherwise disclose to any person, corporation, or other entity, the Concept without the prior written consent of SUNCOAST, with the exception of responsible officers and employees of COMPANY and with the exception of information which legally and legitimately is or becomes known in the public domain through sources other than through COMPANY. COMPANY hereby acknowledges and agrees that in the event of any violation or threatened violation of this paragraph of the Agreement, SUNCOAST shall be authorized and entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits and benefits arising out of such violation plus reasonable attorneys' fees and costs, which right and remedies shall be cumulative and in addition to any other rights or remedies to which it may be entitled.

     13. Confidentiality in Favor of COMPANY: During the term of this Agreement, SUNCOAST may be entrusted with and may assimilate written and non-written information of a confidential nature relating to the business of the COMPANY, excluding information or materials publicly disclosed and a matter of common knowledge in the field of work of the COMPANY, hereinafter referred to as "Confidential Information". Accordingly, except as required by law, SUNCOAST agrees that it shall not, either during or subsequent to the termination of this Agreement, disclose to any person, corporation, or other entity, the Confidential Information without the prior written consent of COMPANY, with the exception of responsible officers and employees of SUNCOAST and with the exception of information which legally and legitimately is or becomes known in the public domain through sources other than through SUNCOAST. SUNCOAST hereby acknowledges and agrees that in the event of any violation or threatened violation of this paragraph of the Agreement, COMPANY shall be authorized and entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits and benefits arising out of such violation plus reasonable attorneys' fees and costs, which right and remedies shall be cumulative and in addition to any other rights or remedies to which it may be entitled.

     14. Miscellaneous:

          I. Attorney Fees and Costs. The parties agree that if any action at law or equity is required to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover all costs of collection, including without limitation, reasonable attorneys' fees and costs incurred in any litigation, mediation, arbitration, or administrative or bankruptcy proceedings, and any appeals therefrom, in addition to any other relief to which they may be entitled.

          B. Section and Other Headings. Section, paragraph and other headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

          C. Gender. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender and the singular shall include the plural wherever and as often as may be appropriate.

          D. Severability. In case any one or more provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not effect any other provision herein and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

          E. Choice of Law. It is the intention of the parties that the law of the State of Florida shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

          F. Entire Agreement. This Agreement, including attachments, constitutes the entire agreement between the parties and there are no agreements, understandings, restrictions, warranties, or representations, expressed or implied, oral or written between the parties other than those herein contained.

          G. Time of Essence. It is understood and agreed by the parties hereto that time shall be of the essence in this Agreement and such time shall be an essential part of this Agreement.

          H. Amendment. No amendment, waiver or modification of this Agreement, or any provisions of this Agreement, shall be valid unless in writing and duly executed by all parties.

          I. Counterpart execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

          J. Parties and Interest. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by SUNCOAST, COMPANY, their heirs, legal representatives, successors, and assigns.

          K. Survival. The executory provisions of this Agreement and all representations and warranties shall survive the consummation of the transactions contemplated by this Agreement.

          L. No Partnership. Notwithstanding anything to the contrary contained herein, neither this Agreement nor the conduct of the parties hereto shall be deemed or construed to create a partnership or joint venture or other such business relationship between the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year indicated immediately below their signatures.


"SUNCOAST"                                     "COMPANY"
Suncoast Home Automation, Inc.                 Sunterra Communications
                                               Corporation



By:
-----------------------------                  ---------------------------------
Kent Spears, President                         (Authorized Agent)

                                               ---------------------------------
                                               (Printed Name & Title)
Date:                                          Date:
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                            LEASE AGREEMENT GUARANTY
                            ------------------------


     Sunterra Corporation, as the sole shareholder and parent company of COMPANY, does hereby jointly and severally give to SUNCOAST its continuing and unconditional guaranty of all the representations, covenants, warranties, and obligations of COMPANY as contained in the above EXCLUSIVE CABLE DEVELOPMENT & PROGRAMMING SERVICES AGREEMENT, to the same extent as if Sunterra were the COMPANY, and further waives any right to require suit against the COMPANY or any other party before SUNCOAST enforces this guaranty.


                              Sunterra Corporation


                              By:
                              ---------------------------------------
                              (Authorized Officer)

                              ---------------------------------------
                              (Printed Name & Title)
                              Date:
                              ---------------------------------------

                                   EXHIBIT "A"


List of Resorts
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Carambola Beach            Estate Davis Bay                            152 Units
                           P.O. Box 3031
                           St. Croix, U.S. Virgin Islands


Flamingo Beach             Billy Folly Road                            182 Units
                           Pelican Key, Saint Maarten 10 Lockouts


Royal Palm Beach           115 Airport Road                            141 Units
                           Simpson Bay, Saint Maarten

                                   EXHIBIT "B"


                                "Cable Services"
                                ----------------



     Community Channel 1                               Golf Channel
     Black Entertainment TV                            Knowledge TV
     Community Channel 2                               The Learning Channel
     C-Span 1                                          MSNBC
     C-Span 2                                          NBC
     CNN                                               QVC
     CNN EN ESPANPOL                                   WTBS
     CNN Financial News                                TNT
     CNN Headline News                                 Travel Channel
     CNN International/Financial News                  TV Food Network
     Comedy Central                                    TV Land
     ABC                                               CBS
     E! Entertainment                                  VH-1
     ESPN                                              Weather Channel
     ESPN 2                                            WGN Chicago